Exhibit 99.1

[Logo of Sparton Corporation]	NEWS RELEASE
JACKSON, Mich.—(BUSINESS WIRE)—November 10, 2005—Sparton Corporation (NYSE:SPA) announced the results of the jury trial held in Detroit, Michigan in the matter of Sparton Technology, Inc. v. Util-LINK, LLC and National Rural Telecommunications Cooperative.
In September 2002, Sparton Technology, Inc, (STI) filed an action in the U.S. District Court for the Eastern District of Michigan to recover certain unreimbursed costs incurred as a result of a manufacturing relationship with two entities, Util-LINK, LLC (Util-LINK) of Delaware and National Rural Telecommunications Cooperative (NRTC) of the District of Columbia. On or about October 21, 2002, the defendants filed a counterclaim seeking money damages alleging that STI breached its duties in the manufacture of products for the defendants. The defendant NRTC asked for damages in the amount of $20 million for the loss of its investment in and loans to Util-LINK. In addition, the defendant Util-LINK had asked for damages in the amount of $25 million for lost profits. Sparton had reviewed these claims and felt they were duplicative. Util-LINK did not pursue its claim at trial.
The jury trial commenced on September 19, 2005, and concluded with judgment being entered on November 9, 2005. The jury awarded Sparton damages in the amount of $3.6 million, of which approximately $1.9 million (pre-tax) represents deferred costs related to acquisition of raw materials currently on the company’s records. The remainder will be recognized as income. The jury also found that Sparton had not breached its duties in the manufacture of product for the defendants; therefore, no damages were awarded to either Util-LINK or NRTC. Sparton expects that there will be post trial proceedings including an appeal of the decisions that could impact any ultimate result.
This news release contains forward-looking statements within the scope of the Securities Act of 1933 and the Securities Exchange Act of 1934. The words “encouraged”, “appear”, “expect”, “anticipate”, and similar expressions, and the negatives of such expressions, are intended to identify forward-looking statements. Although the Company believes that these statements are based upon reasonable assumptions, such statements involve risks, uncertainties, and assumptions, including but not limited to industry and economic conditions, customer actions, and the other factors discussed in the Company’s Form 10-K and 10-Q for the year and three months ended June 30, and September 30, 2005, respectively, and its other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.
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